Exhibit 99.1

Edesa Biotech and Light Chain Bioscience Sign License Agreement to Develop Treatments for COVID-19 Pneumonia and Other Disorders

TORONTO, ON / ACCESSWIRE / April 20, 2020 / Edesa Biotech, Inc. (NASDAQ:EDSA), a clinical-stage biopharmaceutical company, today announced a strategic agreement with Light Chain Bioscience (a brand of NovImmune SA), a leading Swiss pharmaceutical development company, for an exclusive worldwide license to develop and commercialize two Phase 2-ready biologic drug candidates for all therapeutic, prophylactic and diagnostic applications.

The monoclonal antibodies licensed from Light Chain Bioscience block certain signaling proteins, known as TLR4 and CXCL10. These molecules are associated with a broad range of diseases, including infectious diseases. Edesa plans to pursue the development of these signaling molecules as potential treatments for acute respiratory distress syndrome and lung injury resulting from viral respiratory infections, such as the coronavirus that causes COVID-19, and other disorders.

Par Nijhawan, MD, Chief Executive Officer of Edesa, said that the company's work has been made more urgent by the COVID-19 crisis. "While we originally sought these assets primarily for use in indications in line with our strategic focus areas, there is compelling data that these drug candidates could help regulate the exaggerated immune response that causes acute injury to the respiratory tract in patients with coronavirus pneumonia and other respiratory infections."

Dr. Nijhawan noted that the administration of TLR4 and CXCL10 antagonists have been demonstrated to rescue mice from lethal influenza infection and ameliorate virus-induced acute lung injury. "With human safety data available and the lead drug already manufactured, we are preparing regulatory applications for clinical studies and plan to seek expedited government approval and support, including potential non-dilutive funding," he said.

In consideration for the late-stage clinical assets, Edesa will issue to Light Chain Bioscience Series A-1 Convertible Preferred Shares at an agreed value of $2.5 million with a fixed conversion price and, subject to meeting certain business and clinical milestones, provide near-term consideration of up to $6.0 million for drug product inventory and other milestone fees. Edesa will be responsible for development, product registration and commercialization. Light Chain Bioscience will be eligible to receive up to $363.5 million in aggregate development, approval and commercial sales milestone payments and other consideration. Light Chain Bioscience is also eligible to receive royalties based on sales. During the term of the agreement, Edesa has the option to purchase the assets.

"Light Chain Bioscience has been at the forefront of antibody development technology for the last two decades and is a world leader in antibody engineering, and we are pleased to have been able to identify and in-license two potential best-in-class biologics for use in a broad range of therapeutic areas. As we learned more about these assets we were excited to recognize their potential application for acute respiratory distress syndrome and lung injury," said Dr. Nijhawan. "Our strategic agreement with Light Chain Bioscience is structured to allow us to rapidly advance these experimental therapies into the clinic while minimizing immediate cash outlays."

Light Chain Bioscience's Chief Executive Officer Nicolas Fischer commented, "This global agreement with Edesa provides further validation of our unique expertise in the discovery and development of antibody-based therapeutics. We believe that the scientific rationale behind Edesa's therapeutic targets are sound and the company is well positioned to advance these assets and unlock their therapeutic potential."

About COVID-19 Acute Respiratory Distress Syndrome (ARDS)

Nearly all serious cases of COVID-19 feature rapidly progressive pneumonia, diffuse alveolar damage, severe acute respiratory distress syndrome, respiratory failure and fibrosis. As in other viral pneumonia, the infection causes inflammation and injury to the respiratory tract as a result of direct viral injury and, often to a greater extent, from an exaggerated innate immune response. According to evolving data the current global pandemic, the most common cause of death in COVID-19 patients is ARDS.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on efficiently developing innovative treatments that address significant unmet medical needs. Edesa's lead product candidate, EB01, is a novel non-steroidal anti-inflammatory molecule (sPLA2 inhibitor) for the treatment of chronic allergic contact dermatitis which has demonstrated statistically significant improvements in multiple clinical studies. A Phase 2b clinical study of EB01 was initiated in October 2019. Edesa also intends to expand the utility of its sPLA2 inhibitor technology, which forms the basis for EB01, across multiple indications and expand its portfolio with assets that can drive long-term growth opportunities. The company is based in Markham, Ontario, Canada, with U.S. offices in Southern California.

About Light Chain Bioscience

Light Chain Bioscience is a brand of NovImmune SA, a privately held Swiss pharmaceutical development company focused on the discovery and development of therapies based on bispecific and multi-specific antibody formats. Since 1998 the company has brought seven monoclonal antibodies to clinical development stage, one of which, Emapalumab, a monoclonal antibody that binds and neutralizes interferon gamma, was approved by the FDA in 2018. In 2019, Swedish Orphan Biovitrum AB, acquired NovImmune's Emapalumab business for US$519 million. Since the successful divestment of Emapalumab, the company has focused on its bispecific technology to build a pipeline of multispecific antibodies under its Light Chain Bioscience business. For more information, visit www.lightchainbio.com

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to the potential value, success and timing of project milestones as well as disease treatments of interest. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property and the timing and success of submission, acceptance and approval of regulatory filings. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contacts

Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

Oliver Eckelmann
Light Chain Bioscience
+41 22 552 72 00
oliver.eckelmann@lightchainbio.com

SOURCE: Edesa Biotech